Diego Pellicer
PREMIUM CANNABIS

Season's Greetings!

December 2018

During the holiday season, our thoughts turn gratefully to those who have made the success of Diego Pellicer possible. Our company began as a vision to create a revolutionary retail experience in the cannabis industry—an experience of which had never before been attempted. We set our sight high to develop a brand that represented unparalleled customer service, the highest quality products available in the market at the most competitive prices in a world class environment. We want to thank you for your support as because of it, our vision has become a reality.

The end of the year brings no greater joy than the opportunity to express to you season's greetings and good wishes. May your holidays and the new year be filled with joy!

Ron Throgmartin, CEO
Diego Pellicer Worldwide, Inc.

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'Tis the season for celebration: Diego Pellicer receives national honors at the 2018 National Cannabis Business Awards



Diego Pellicer took top honors at the 2018 Cannabis Business Awards in Denver, receiving two CBA Globe awards in the sought-after categories of retail and branding. Diego Pellicer was awarded "Most Valuable Brand of the Year" beating out tough national competition including MedMen™, The Clinic, Lightshade and Olio. Diego was also honored as the "Best Retail Center" for the second year in a row, defeating other highly regarded names including LiveWell, The Clinic, The Green Solutions, Euflora and Kind Love.

Announcing Diego Pellicer Management Company

New, wholly owned subsidiary to provide opportunity for increasing revenue

In August, Diego Pellicer Worldwide, Inc. formed Diego Pellicer Management Company. The new company licenses the upscale Diego Pellicer brand to qualified operators and receives royalty payments, while providing expertise in retail, product and manufacturing from Diego's accomplished management team with extensive industry experience.

An evolving business model for an expanding cannabis market



Diego Pellicer Worldwide, Inc. executed a 20-to-1 reverse stock split in October to ensure that the company is compliant with the rules and regulations of the OTC Markets (see Form 8-K filed with the SEC on August 17, 2018 on the investor relations site at www.Diego-Pellicer.com). With the implementation of the reverse stock split, the company can fully execute its new, easily scalable business model, positioning DPWW for quick expansion into the 31 additional states that have legalized some form of marijuana use.

Diego branded shopping experience to open at second location in Denver



Diego Pellicer Worldwide, Inc.'s Colorado licensee has secured a second store location in Denver, the former Colorado Wellness dispensary located at 2057 S. Broadway. "With the existing licensed Diego locations in Denver and Seattle experiencing double- and triple-digit growth, we look forward to this newest location becoming another successful licensed Diego Pellicer branded store," said Ron Throgmartin, chief executive officer, Diego Pellicer Worldwide, Inc. The new store will feature an innovative, customized design along with fresh Diego Pellicer branding, crafted by original Apple retail store creative team member Jill Savini and world-class architect Michael Rotondi, FAIA. Colorado Wellness will remain open for business during the remodeling, with the new Diego Pellicer store opening in the first quarter of 2019.

NEWS FROM THE STORE FRONT

Diego Pellicer/Washington introduces "El Dorado," the world's only $10,000, 24-karat gold cannabis cigar


$10,000
LEIRA
LEIRA
EL DORADO-

It is truly an incredible smoke: 28 grams of sought-after Tangie flower, wrapped in solvent-free hash rosin, covered in a layer of premium cannabis fan leaves and finally wrapped in a layer of 24-karat, edible gold leaf. Diego Pellicer/Washington sold its first $10,000 cannagar in June.

Dabs of Delight

Diego Pellicer/Colorado unveils an innovative dab consumption system



There's a new way for the cannabis connoisseur to enjoy a dab that eliminates a step in the process. Diego Pellicer/Colorado released a limited edition glass bubble cap filled with premium live sugar from Harmony Extracts in June. The bubble cap, crafted by Wildfire Glass, is placed on top of a heated quartz banger. Within seconds, the live sugar will drip and the concentrate can be smoked.